UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                       SEC FILE NUMBER 001-11115
                                   FORM 12b-25
                                                           CUSIP NUMBER ________
                           NOTIFICATION OF LATE FILING

(Check one):  _X_ Form 10-KSB   ___ Form 10-F   ___ Form 10-QSB   ___ Form N-SAR

              For Period Ended: DECEMBER 31, 2003

              ___      Transition Report on Form 10-K
              ___      Transition Report on Form 20-F
              ___      Transition Report on Form 11-K
              ___      Transition Report on Form 10-Q
              ___      Transition Report on Form N-SAR

              For the Transition Period Ended: ___________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

         DIRECTVIEW, INC.
         -------------------------------------------------------------
         Full Name of Registrant


         -------------------------------------------------------------
         Former Name if Applicable

         7700 WEST CAMINO REAL, SUITE 200
         -------------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

         BOCA RATON, FLORIDA   33433
         -------------------------------------------------------------
         City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
  [X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(C) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         REGISTRANT NEEDS ADDITIONAL TIME TO COMPLETE FINANCIAL
         STATEMENTS AND REVIEW BY AUDITOR.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      JEFFREY ROBBINS                561                       750-9777
    ------------------          -----------               ------------------
          (Name)                (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes _X_ No ___

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes ___ No _X_

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

    __________________________________________________________________

                                DIRECTVIEW, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  MARCH 31, 2004                    By /s/ JEFFREY ROBBINS
      --------------                       --------------------------
                                           Jeffrey Robbins, President